EXHIBIT 99.1

ADVANCED MEDICAL OPTICS, INC.

FOR IMMEDIATE RELEASE

Advanced Medical Optics, Inc.

Investors:
Sheree Aronson (714) 247-8290 sheree.aronson@amo-inc.com

Media:
Steve Chesterman (714) 247-8711 steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES PRELIMINARY RESULTS FOR 2004

Earnings Release and Conference Call Set for February 8

(SANTA ANA, CA), January 26, 2005 – Advanced Medical Optics, Inc. (AMO) [NYSE: AVO], a global leader in ophthalmic surgical devices and eye care products, today announced preliminary financial results for the year ended December 31, 2004.

The company expects to post net revenue for 2004 of approximately $740 million, representing a 23 percent increase over net revenue of $601.5 million last year. Excluding the effect of currency, AMO expects 2004 net revenue growth of approximately 17 percent, compared to 2003.

AMO expects adjusted diluted earnings per share (EPS) for 2004 to be approximately $1.24, excluding special charges and including a $0.01 reduction related to adoption of Emerging Issues Task Force (EITF) Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share.” Under Generally Accepted Accounting Principles (GAAP), the company expects to report a net EPS loss for 2004 of approximately $3.89. The loss for 2004 is attributable primarily to special charges and costs associated with the acquisition of the Pfizer ophthalmic surgical business and the related recapitalization, which are outlined later in this release.

AMO had previously indicated that it expected 2004 net revenue to be between $715 million and $725 million and 2004 adjusted diluted EPS to be between $1.20 and $1.25, excluding special charges and costs, and excluding the impact of adoption of EITF 04-8.

“These preliminary results demonstrate the significant strides AMO made in 2004 to build a company capable of solid, sustained growth in sales, cash flow and earnings,” said Jim Mazzo, president and chief executive officer. “In 2004, we streamlined our global operations through a new centralized operating model, implemented a comprehensive eye care manufacturing strategy, grew market share across all businesses, introduced numerous new technologies to surgeons and patients around the world and completed the acquisition and integration of the Pfizer ophthalmic surgical business. Our global team continued to execute with skill and discipline, providing outstanding financial performance to shareholders while creating a robust platform for future growth that we believe will be further enhanced by our planned acquisition of VISX, Incorporated in early 2005.”

AMO announced in November that it had reached an agreement with VISX, the global leader in laser vision correction, to acquire the company for a combination of cash and stock. The transaction requires approval of both companies’ shareholders. AMO expects to close the transaction in the first quarter of 2005.

Adoption of EITF 04-8
As previously discussed on past quarterly calls, the company announced the expected adoption of EITF Issue No. 04-8, with respect to its 3.5 percent convertible senior subordinated notes issued June 24, 2003. Under EITF 04-8, these securities must be included in the diluted EPS calculation retroactively to the date of issue.

Adoption of EITF 04-8 had the effect of reducing AMO’s adjusted diluted EPS for the first quarter of 2004 by $0.01, thus reducing its full-year 2004 adjusted diluted EPS by $0.01 as well. The adjusted diluted EPS computations in subsequent quarters of 2004 were not impacted by the adoption of EITF 04-8 because the company exchanged a portion of the 3.5 percent notes for common stock and cash in the second quarter of 2004 and, therefore, began including the securities in its weighted average share totals. In addition, adoption of EITF 04-8 did not impact GAAP EPS. The $0.01 adjusted diluted EPS impact associated with the adoption of EITF 04-8 is included in the company’s preliminary 2004 adjusted diluted EPS expectation of approximately $1.24.

Under EITF 04-8, AMO’s 2.5 percent convertible senior subordinated notes issued on June 22, 2004 do not impact 2004 adjusted diluted EPS because the company has irrevocably elected to settle the principal amount of the notes in cash. Therefore, any future dilutive effect of the 2.5 percent notes will be calculated under the net share settlement method.

Earnings Release Date
AMO’s financial results for 2004 remain subject to a final audit by its outside independent auditors. The company will report final fourth quarter and full year 2004 financial results and host a conference call with investors and analysts on Tuesday, February 8, 2005. The conference call will be available via a live Web cast on February 8, 2005, at 10:00 a.m. EST. To participate in the live Web cast or to access the archived replay, please visit AMO’s Investors/Media site at http://www.amo-inc.com.

GAAP to Non-GAAP Reconciliation
Our disclosure of earnings per share prepared in accordance with GAAP contained in this news release is accompanied by disclosure that is not prepared in conformity with GAAP. This non-GAAP disclosure is adjusted to exclude certain special items contained in the GAAP presentations. Management uses these adjusted results to conduct a more meaningful, consistent comparison of the company’s operating results for the periods presented on a basis consistent with management’s means of evaluating operating performance, and to provide investors additional information to assess changes between periods that better reflect the company’s ongoing operations. These non-GAAP disclosures, and the basis for excluding them, are outlined below:

Manufacturing Profit Capitalized and Expensed: The company incurred manufacturing profit capitalized in inventory and expensed during the year as a result of purchase accounting applied to the acquisition of the Pfizer ophthalmic surgical business. Given the unusual nature of this item relative to the operating results for the period presented, this item has been excluded from the non-GAAP disclosure.

Distributor Termination: The company incurred a charge to terminate a distributor contract following the decision to move to a direct sales model in Belgium as a result of the acquisition of the Pfizer ophthalmic surgical business. Given the unusual nature of this item relative to the operating results for the period presented, this item has been excluded from the non-GAAP disclosure.

Severance: The company incurred a charge related to severance paid to certain AMO employees upon completion of the Pfizer acquisition. Given the unusual nature of this expense relative to the operating results for the period presented, this expense has been excluded from the non-GAAP disclosure.

In-process R&D: The company incurred a charge associated with in-process R&D expenses as a result of purchase accounting applied to the acquisition of the Pfizer ophthalmic surgical business. Given the unusual nature of this item relative to the operating results for the period presented, this item has been excluded from the non-GAAP disclosure.

Recapitalization and Debt Retirement: The company incurred charges and costs associated with the prepayment of a Japan term loan, prepayment of $55.0 million of the term loan and the exchange for stock and cash of approximately $131.4 million in aggregate principal amount of its 3.5 percent convertible senior subordinated notes. Given the unusual nature of these expenses relative to the operating results for the period presented, these results have been excluded from the non-GAAP disclosure.

Derivative Instruments: The company recorded an unrealized loss related to foreign currency fluctuations on currency derivatives. This loss was excluded from the non-GAAP disclosure in order to measure and compare the company’s regional and global performance absent the impact of foreign currency fluctuations on currency derivatives due to the unpredictability of foreign currency fluctuations.

The following is a reconciliation of preliminary GAAP and non-GAAP 2004 EPS.

2004
Diluted loss per share, GAAP	$(3.89)
Effect of dilutive shares	0.57

(3.32)
Reconciling items, net of tax:
Manufacturing profit capitalized and expensed during the year	0.47
Distributor contract termination charge	0.03
AMO severance	0.01
In-process research and development charge	0.72
2004 recapitalization and early retirement of debt	3.27
Unrealized loss on derivatives	0.01
3.5% convertible notes interest expense (adoption of EITF 04-8)	0.05

Diluted earnings per share, adjusted	$1.24

About Advanced Medical Optics
Advanced Medical Optics, Inc. (AMO) is a global leader in the development, manufacturing and marketing of ophthalmic surgical and eye care products. The company focuses on developing a broad suite of innovative technologies and devices to address a wide range of eye disorders. Products in the ophthalmic surgical line include intraocular lenses, phacoemulsification systems, viscoelastics, microkeratomes and related products used in cataract and refractive surgery. AMO owns or has the rights to such ophthalmic surgical product brands as Phacoflex®, Clariflex®, Array®, Sensar®, CeeOn®, Tecnis® and Verisyse™ intraocular lenses, Sovereign® and Sovereign® Compact™ phacoemulsification systems with WhiteStar™ technology, Amadeus™ and Amadeus™ II microkeratomes, Healon® and Vitrax® viscoelastics, and the Baerveldt® glaucoma shunt. Products in the contact lens care line include disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops. Among the contact lens care product brands the company possesses are COMPLETE® Moisture PLUS™, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care® and blinkTM branded products. Amadeus is a licensed product of, and a trademark of, SIS, Ltd. AMO is based in Santa Ana, California, and employs approximately 2,800 worldwide. The company has operations in about 20 countries and markets products in approximately 60 countries. For more information, visit the company’s Web site at www.amo-inc.com.

Forward-Looking Statements
This press release contains forward-looking statements and forecasts about AMO and its businesses, such as management’s revenue and earnings estimates for 2004. Because forecasts are inherently estimates that cannot be made with precision, the company’s performance may at times differ from its estimates and targets.

Statements in this press release regarding financial guidance and the VISX transaction, Mr. Mazzo’s statements and any other statements in this press release that refer to AMO’s estimated or anticipated future results, are forward-looking statements. All forward-looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses including but not limited to adjustments made pursuant to the final audit by our outside auditors, uncertainties associated with receiving necessary approvals and meeting conditions necessary to close the VISX transaction within the first quarter of 2005 if at all, risks associated with the integration and operation of the acquired businesses, and changing competitive, regulatory and market conditions; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; AMO’s ability to maintain a sufficient supply of products and successfully transition its manufacturing of eye care products; product liability claims or quality issues; litigation; and the uncertainties associated with intellectual property protection for the company’s products. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates, can affect AMO’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting AMO and its Businesses” in AMO’s 2003 Form 10-K and Form 10-Q filed in November 2004 include information concerning these and other risk factors. Copies of press releases and additional information about AMO are available at www.amo-inc.com, or you can contact the AMO Investor Relations Department by calling 714-247-8348.

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